SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”), is made and entered into as of the 30TH day of June 2008 by and among PNG VENTURES, INC., a Nevada corporation as purchaser (“PNG”); Earth Biofuels, Inc., a Delaware corporation (the “EBOF”) and Earth LNG, Inc., f/k/a Apollo LNG, Inc., a Texas corporation and wholly owned subsidiary of EBOF (“Seller” and, together with EBOF, the “EBOF Sellers”), New Earth LNG, LLC a Delaware limited liability company (the “Company"), Applied LNG Technologies USA, L.L.C., a Delaware limited liability company (“Applied LNG”). PNG, EBOF, Seller, the Company, New Earth LNG and Applied LNG, are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A.           PNG desires to acquire from Seller, and Seller wishes to sell, 100% of the issued and outstanding shares of capital stock of the Company (the “Company Shares”) all of which are owned by Seller, in exchange for an aggregate of 7,000,000 shares of PNG voting common stock (the “Exchange Shares”) to Sellers and the assumption of certain liabilities of the Company (the “Share Exchange”).

B.           It is the intention of the Parties hereto that both the issuance by PNG of the Exchange Shares to Seller and the transfer by the Seller to PNG of the Company Shares pursuant to the Share Exchange as well as certain other issuances herein shall qualify as a transactions in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Seller and PNG reside.

C.           As a condition to closing of the Share Exchange, and among other conditions and closing deliveries (i) the Company and its Subsidiaries (as hereinafter defined) shall enter into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Fourth Third, LLC, (the “Collateral Agent”) as lender and as agent for various secured creditors (the “Secured Creditors”) at or commensurate with Closing for a credit facility of up to $34,000,000 of secured indebtedness, (ii) PNG shall co-sign the Credit Agreement as a Loan Party (as defined in the Credit Agreement) and execute a Guaranty and Collateral Agreement in favor of Collateral Agent for the Secured Creditors, substantially in the form as annexed hereto as Exhibit A (the “Pledge Agreement”) and Greenfield Commercial Credit Co. (“Greenfield”), an existing secured creditor of the Company  shall consent to the Share Exchange and enter into an Intercreditor Agreement with Collateral Agent (iii) the Company and Subsidiaries shall enter into a Guaranty Agreement (the “Guaranty Agreement”) and PNG, the Company and Subsidiaries shall enter into a Collateral and Security Agreement (the “Security Agreement”) in favor of Black Forest International, LLC (the “Black Forest Fund”)  with  respect to approximately a $626,250 principal amount 12% Subordinated Secured Convertible Promissory Note (the “Black Forest Note”) issued by PNG, respectively, and Black Forest Fund shall enter into a Subordination and Intercreditor Agreement with Collateral Agent, substantially in the forms as annexed hereto as Exhibit B (the “Subordination Agreements”), and, immediately after closing, a mortgage lien and (iv) the Releasing Creditors (as hereinafter defined) and certain other parties shall enter into a an Irrevocable Proxy with respect to certain shares issued to Seller which are held in pledge for certain Subordinated Creditors substantially in the form as annexed hereto as Exhibit C (the “Voting Proxy”), and a Release, Consent and Acknowledgement substantially in the form as annexed hereto as Exhibit D (the “Releasing Creditor Release”), consenting to the Share Exchange and discharge and release the Company and Subsidiaries and PNG from any and all indebtedness, liabilities and obligations of any kind.

D.           BCGU, LLC, (“BCGU”) a creditor to PNG, shall be issued by PNG 280,000 shares of PNG Common Stock (the “BCGU Shares”) in exchange for full release of claims and discharge of indebtedness owed to them; Collateral Agent (or its designees) shall be issued an aggregate of 1,100,000 share of PNG Common Stock (the “Fourth Third Shares”) pursuant to a to a Master Rights Agreement substantially in the form annexed hereto as Exhibit E, the final terms of which shall be agreed to by PNG and Collateral Agent (the “Master Rights Agreement”); and conditionally, Ken Kelley and certain entities affiliated with him and/or beneficially owned or controlled by him (the “Kelley Group”) shall execute and deliver a Consent, Release and Debt Discharge Agreement in such form as agreed to by PNG and the Kelley Group (the “Kelley Release”) relating to the issuance of an aggregate of (i) 1,000,000 shares of PNG Common Stock (the “Kelley Shares”) and (ii) PNG may issue up to 250,000 shares of PNG Common Stock as consideration for the issuance to PNG of the Irradia Option (as hereinafter defined) substantially in the form as annexed hereto as Exhibit F (the “Irradia Option”) as consideration for their consent to this Agreement and in satisfaction and release of, certain obligations for previous services rendered a  release.

E.           PNG, Seller, the Company, the Subsidiaries, Black Forest Fund and certain other parties have been engaged in a lawsuit which has since been settled in accordance with a court ordered settlement Agreement, dated as of June 5, 2008 (the “Settlement Agreement”), pursuant to which, among other things, PNG agreed to issue the Black Forest Note, the EBOF Note (as hereinafter defined) and certain other securities.

F.           The board of directors of each of PNG , the Company, EBOF and the Seller all deem it to be in the best interests of PNG,  EBOF, the Seller and the Company and its Subsidiaries (as hereinafter defined) to consummate the Share Exchange, and to operate the Company and Subsidiaries without any previously existing liabilities or obligations.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 7.3 of this Agreement.

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Annual Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“BCGU” means BCGU, LLC, and its administrative manager, Business Consulting Group Unlimited, Inc.

“BCGU Shares” shall have the meaning set forth in the Recitals.

“Black Forest Fund” means Black Forest International, LLC as described in the Recitals to this Agreement.

“Black Forest Note” means that certain $626,250 Promissory Note dated as of June 3, 2008 by PNG in favor of Black Forest Fund and convertible into shares of PNG Common Stock, issued in accordance with the Settlement Agreement.

“Black Forest Note Shares” means an aggregate of 756,325 shares of PNG Common Stock issuable upon conversion of the Black Forest Note, as may be adjusted as provided therein.

 “Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

 “Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

 “Collateral Agent” shall have the meaning set forth in the Recitals.

 “Company” or “Earth LNG” means Earth LNG, Inc., a Texas corporation and wholly owned subsidiary of the Company, formerly known as Apollo LNG, Inc.

 “Company Fully-Diluted Interests” means the maximum number membership interests or other equity interests that are issued and outstanding at the Closing, on a fully-diluted basis, after giving effect to (i) the conversion into Company Shares of all preferred interests, convertible notes, convertible interests or other convertible securities of the Company and (ii) the exercise of all outstanding options, warrants or other rights to purchase shares of the Company capital stock.

“Company Shares” means the shares of limited liability company membership interests of the Company, as issued in certificated form pursuant to the Operating Agreement.

“Consent” means any consent, approval, authorization, permission or waiver.

“Corporations” shall mean the collective reference to the Company and each of the Subsidiaries (as hereinafter defined) as at the Closing Date.

“Credit Agreement” shall have the meaning set forth in the Recitals.

“Damages” shall have the meaning set forth in Section 7.1(a) of this Agreement.

 “Dollar” and “$” means lawful money of the United States of America.

“EBOF Note” means that certain convertible promissory note in the principal amount of $171,000 convertible into 1,900,000 shares of PNG Common Stock (as may be adjusted as set forth therein) issued by PNG to Seller, pursuant to the Settlement Agreement.

“EBOF Note Shares” means 1,900,000 shares of PNG Common Stock, held in escrow and issuable upon conversion of the EBOF Note, subject to adjustment as provided therein, and further subject to a resale limitation as provided herein.

“Environmental Laws” shall mean all applicable United States federal, state, local and foreign laws, statutes, common law, treaties, rules, interpretive guidance codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits and other authorizations of any Governmental Body and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction having the force of law and being applicable to the Corporations, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disasters, health and environmental protection, public or employee health and safety, releases of Hazardous Substances into air, water, land or groundwater, the withdrawal or use of groundwater, trespass, nuisance, product content, and the use, handling, transportation, manufacturing, introduction into the stream of commerce or disposal of Hazardous Substances, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, and the federal Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended.

“Environmental Permits” shall have the meaning set forth in Section 2.19(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” shall mean the Seven Million (7,000,000) shares of PNG Common Stock to be issued to the Seller on the Closing Date.

“Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Form 8-K Report” shall have the meaning set forth in Section 5.9 of this Agreement.

 “Fourth Third Shares” shall have the meaning set forth in the Recitals.

 “GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“General Survival Period” shall have the meaning set forth in Section 6.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

 “Hazardous Substances” means any material, compound, chemical, substance or waste that is regulated, classified, characterized, or otherwise defined under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or effect, including, but not limited to, (a) those substances defined as hazardous substances or pollutants or contaminants under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 U.S.C. Section 9601); (b) those substances defined as hazardous wastes under Section 1004 of the Resource Conservation and Recovery Act, as amended from time to time (42 U.S.C. Section 6903); (c) those substances regulated under the Toxic Substances Control Act, as amended from time to time (15 U.S.C. Sections 2601 et seq.); (d) those substances regulated under the Clean Air Act as amended from time to time (42 U.S.C. 7402 et seq.) and those substances regulated under the Clean Water Act, as amended from time to time (33 U.S.C. Sections 1251 et seq.) (e) petroleum, including crude oil or any fraction thereof; or (f) other hazardous or toxic chemicals or substances

(including without limitation asbestos, mold, urea formaldehyde or polychlorinated biphenyls).

“Indemnity Floor” shall have the meaning set forth in Section 7.1(b) of this Agreement.

“Interim Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Irradia Option” shall mean that certain Share Option Agreement between PNG and Kelley International Corp., a Company limited by shares organized under the laws of the British Virgin Islands, with respect to an acquisition of a 20% beneficial ownership interest in Irradia Socieded Commercial de Responsabilidad Limitada, a company formed under the laws of and domiciled in Peru.

“Kelley Release” shall have the meaning set forth in the Recitals.

“Kelley Shares” shall have the meaning set forth in the Recitals.

“Knowledge” means the knowledge after reasonable inquiry.

“Liabilities” shall have the meaning set forth in Section 2.15 of this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

 “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Master Rights Agreement” shall have the meaning set forth in the Recitals.

“Operating Agreement” means the limited liability company operating agreement of the Company, by and among the Company and Seller as Sole member.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Applicable Law.

“Permitted Indebtedness” means indebtedness owed by the Company to the Lenders under the Credit Agreement and to the Greenfield and Black Forest Fund, but not any indebtedness to the Kelley Group or any other Creditors or Subordinated Creditors except insofar as approved by PNG.

“Permitted Liens” shall mean the Liens or pledges on the assets of the Company or of any Subsidiary, securing the Permitted Indebtedness.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Pledge Agreement” shall have the meaning set forth in the Recitals.

“PNG 2007 Audited Financial Statements” shall have the meaning set forth in Section 3.4(a) of this Agreement.

“PNG 2008 Financial Statements” shall have the meaning set forth in Section 3.4(a) of this Agreement.

“PNG Common Stock” shall mean the 50,000,000 shares of common stock of PNG, $.001 par value per share, authorized pursuant to the certificate of incorporation of PNG, as amended and in effect through the Closing Date.

 “PNG Fully-Diluted Common Stock” means, as at the time in question, the 12,704,634 maximum number of shares of PNG Common Stock that are issued and outstanding and issuable as at the Closing Date, after giving effect to (i) the conversion of the PNG Common Stock of the Black Forest Note presuming 756,325 shares are issued thereby and of the EBOF Note presuming 1,900,000 share be duly issued and released from escrow upon conversion thereof, and all convertible notes, convertible preferred stock or other convertible securities of PNG, and (ii) the exercise of all outstanding options, warrants or other rights to purchase shares of PNG capital stock that is outstanding as at the Closing Date; provided, however, that, as used in this Agreement, the term “PNG Fully-Diluted Common Stock” shall not mean or include any shares of PNG Common Stock issued or issuable upon conversion of any PNG notes or shares of PNG preferred stock, or upon the exercise of options, warrants or other rights to purchase shares of PNG capital stock, to the extent such securities are issued or issuable (A) in connection with any one or more financings for the Company or PNG on or subsequent to the Closing Date of the Share Exchange, (B) in connection with any purchase of the assets, securities or the businesses of any other persons or for any other valid business purpose approved by the Board of Directors subsequent to the Closing Date of the Share Exchange, or (C) in connection with any make whole provision relating to the Fourth Third Shares or any stock options or other incentive equity securities issued to any employees, board members or consultants of PNG or the Company in consideration of services to be rendered subsequent to the Closing Date of the Share Exchange.

“PNG Parties” shall have the meaning set forth in Section 7.1(a) of this Agreement.

 “Release Shares” means each of the 280,000 BCGU Shares, the 1,100,000 Fourth Third Shares and, if and when issued, the 1,000,000 Kelley Shares.

“Releasing Creditors” means Sandell Asset Management Corp., Portside Growth and Opportunity Fund, and Radcliffe SPC, Ltd. and YA Global Investments, L.P., f/k/a Cornell Capital Partners, L.P.

“Released Indebtedness” means indebtedness owed to the Releasing Creditors under the various notes or credit instruments entered into by Seller and the Corporations in favor of such persons.

“Releasing Creditor Release” shall have the meaning set forth in the Recitals.

“SEC” shall have the meaning set forth in Section 2.17 of this Agreement.

“SEC Reports” shall have the meaning set forth in Section 2.17 of this Agreement.

“Secured Creditors” shall have the meaning set forth in the Recitals.

 “Seller” means Earth LNG, Inc. f/k/a Apollo LNG, Inc. a Texas corporation, which wholly owns and is transferring hereby, marketable title to the Company Shares.

“Settlement Agreement” means that Settlement Agreement, dated as of June 5, 2008 as defined in the Recitals.

“Share Exchange” shall have the meaning set forth in the Recitals.

 “Subordination Agreement” shall have the meaning set forth in the Recitals.

“Subsidiaries” (or each, a “Subsidiary”) shall mean any Person, a majority of whose capital stock, members’ interests or other equity is owned by any other corporation or other entity, and, for the purposes of this Agreement, shall mean the collective reference to Arizona LNG, L.L.C., a Nevada limited liability company (“Arizona LNG”), and Applied LNG Technologies USA, L.L.C. (“Applied LNG”) each of which is and shall remain after closing, a wholly-owned subsidiary of the Company and,  Fleet Star, Inc, a Delaware corporation (“Fleet Star”) and, Earth Leasing, Inc., f/k/a Alternative Deal Fuels, Inc. d/b/a Apollo Leasing, Inc., a Texas corporation (“Apollo Leasing”) each of which is and shall remain after closing, wholly owned subsidiary of Applied LNG.

“Tangible Assets” shall have the meaning set forth in Section 2.14 of this Agreement.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Voting Proxy”  shall mean that certain Irrevocable Proxy by Seller in favor of one of the Subordinated Creditors, with respect to the voting rights and related rights of the Exchange Shares.

THE SHARE EXCHANGE

SECTION 1.                                 THE SHARE EXCHANGE; OFFICERS AND DIRECTORS

1.1           The Share Exchange.

(a)           On the Closing Date and subject to and upon the terms and conditions of this Agreement, the Seller shall, and EBOF shall take all actions necessary to cause Seller to, sell, assign, transfer and exchange (collectively, “Transfer”) to PNG, full marketable title to 1,000 Company Shares of the Company, said shares constituting 100% of membership interests of the Company Fully Diluted Interests as at the Closing Date and, amend the Operating Agreement to effecting the foregoing, and withdraw as a member of the Company; provided, however, that no tax liabilities or contingent tax liabilities shall be deemed to be part of the Transfer.

(b)           On the Closing Date, and in exchange for the Transfer to it of the Company Shares and among other things, (i) PNG shall issue the Exchange Shares to Sellers subject to satisfaction of all closing conditions herein, (ii) PNG shall issue the BCGU Shares to BCGU in exchange for releases and discharge of indebtedness and, (iii) PNG shall issue the Fourth Third Shares in exchange for the Master Rights Agreement, (iv) PNG shall become the sole member of the Company under the Operating agreement and (v) the Collateral Agent and Secured Creditors, PNG, the Company and the Subsidiaries shall execute and deliver the Credit Agreement, and the Pledge Agreement and related agreements and all other conditions to Closing and related deliveries set forth in Section 4 below shall have been satisfied or duly waived.

1.2           Exemption from Registration.  The Parties intend that the Exchange Shares and Release Shares shall be restricted shares, and such issuances shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act to the Seller and the rules and regulations promulgated thereunder.

1.3           Closing.

The closing of the Share Exchange (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel for BCGU and Black Forest Fund, at its office in New York, New York, within ten days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as PNG and the Seller shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than June 30, 2008, unless such date shall be extended by mutual agreement of PNG and the Seller.

1.4           Board of Directors and Officers.   Immediately prior to the Closing Date of the Share Exchange, the board of directors and or manager(s) as the case may be, of the Company and each of its Subsidiaries shall be Persons who shall be designated by PNG.  The officers of the Company and each of its Subsidiaries subsequent to the Share Exchange shall be the current officers of the Company and the Subsidiaries, all of whom shall serve at the pleasure of the board of directors of the Company and such Subsidiaries.

1.5	Restrictions On Resale

The Exchange Shares and Release Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) PNG receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for PNG, that an exemption from the registration requirements of the Securities Act is available or (iii) another applicable exemption from the registration requirements of the Securities Act is available for the removal of the legends therefore. The EBOF Note Shares are subject to restrictions on resale’s as set forth in the Settlement Agreement and related amended court order.

The certificate(s) representing the Exchange Shares and Release Shares (but not any shares issued pursuant to a court order pursuant to Section 3(a)(10) of the Securities Act as contemplated by the Settlement Agreement) shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.6	Exchange of Certificates.

(a)           On the Closing Date, and among other closing conditions referenced herein, the Seller shall and EBOF shall to take all actions necessary to cause Seller to, surrender all of its Company Shares to PNG, and amend the Operating Agreement to reflect such transfer, and the Seller shall be entitled upon such surrender and Operating Agreement modification, to receive in exchange therefore one or more certificates representing in aggregate the 7,000,000 Exchange Shares for which the Company Shares theretofore surrendered shall have been exchanged pursuant to this Agreement.

(b)           All Exchange Shares for which the Company Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares.

(c)           All Release Shares issued upon receipt of appropriate release and consents, shall be deemed issued in full satisfaction of any liabilities, claims, rights or obligations or Purchasers, the Company, Subsidiaries of the affiliates to such parties.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY.

Each of the EBOF Sellers hereby jointly and severally represent and warrant to PNG, as follows:

2.1           Organization and Good Standing.  Each of the EBOF Sellers and the Corporations is a corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of the state of it organization as set forth on Schedule 2.1 hereto.  Each of the EBOF Sellers and the Corporations is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required as set forth on Schedule 2.1 hereto.  Each of the EBOF Sellers and the Corporations has full power and authority to conduct the businesses in which each is engaged, to own, lease and use their respective assets and to perform their respective obligations, except to the extent that the absence of such authority would not result in a material adverse effect. Neither the EBOF Seller nor any of the Corporations is in violation of any of its organizational documents.

2.2           Authority.

(a)           Each of the EBOF Sellers, the Company and each Subsidiary that is a party hereto, has the power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement, the documents contemplated hereby and the consummation of the transactions contemplated hereby has been duly authorized by (i) the Board of Directors of the Company and Seller as its sole Member in accordance with the Operating Agreement and (ii) the Board of Directors of Seller and by EBOF as its sole stockholder and no further corporate or limited liability company action on the part of the EBOF Sellers, the Company or any Subsidiary, or any of their respective shareholders, preferred stock shareholders, members, equity holders or creditors, is required to enable the EBOF Sellers and Company to enter into this Agreement and to perform their obligations hereunder. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, certificate of incorporation, certificate of designation, organizational document, operating agreement by-law, license or other instrument or document to which the EBOF Sellers, or any of the Corporations is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to such EBOF Sellers, any of the Corporations or any of their respective properties.  Except as set forth on Schedule 2.2, neither the EBOF Sellers nor any of the Corporations need to notify or obtain any Consent of any Person in order to perform its obligations with respect to the transactions contemplated by this Agreement.

(b)           EBOF Sellers and each of the Corporations that is a party hereto or to any certification or transaction document relating to this Agreement, has the corporate or limited liability company power, as the rise may be, to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of the EBOF Seller and by Apollo Resources International, Inc. and its Board of Directors.

(c)           At or prior to Closing, EBOF shall have redeemed all of the preferred stock held by Black Forest Fund and terminated any guaranty or obligations of Company with respect thereto, and EBOF Sellers and Company shall have obtained its consent to this transaction as well as any other consents (whether from creditors or otherwise) necessary as provided herein.

2.3           Ownership of the Company Securities and other assets.                                                                                                            EBOF is the owner of record and beneficially of 100% of the issued and outstanding shares or other ownership interests of Seller.  The Seller is the owner of record and beneficially of 100% of the issued and outstanding Company Shares.  The Company is the owner of record and beneficially of 100% of the ownership interests of Applied LNG and Arizona LNG.  Applied LNG owns 100% of the issued and outstanding shares of Fleet Star and Earth Leasing, with the exception of 1,821,330 shares of Series A Preferred Stock of Earth Leasing owned beneficially and of record by four members of the Kelley Group and in dspute set forth on Schedule 2.3.  Neither the Company nor any of the Subsidiaries have and will not at Closing have, any shares of preferred stock  or preferred interests authorized or issued or designated by their boards.  The authorized, issued and outstanding common stock or other ownership interests of each of the Subsidiaries, all of which is owned by the Company, are set forth on Schedule 2.3.  All of the issued and outstanding equity interests of the Company and each Subsidiary were duly authorized and are validly issued, fully paid and non-assessable.  There are no outstanding (a) securities convertible or exchangeable into equity interests of the Company or any Subsidiary, (b) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, promises, profit or income rights, or other agreements that could require the Company or any Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity or other economic or voting  interests of the Company or any Subsidiary or (c) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary.  Neither the Company nor any Subsidiary has violated in any material respect any applicable securities law in connection with the offer, sale or issuance of any of its equity interests or other equity or debt securities.  The Company does not control directly or indirectly or have any direct or indirect equity interest in any Person other than the Subsidiaries. The Subsidiaries do not control directly or indirectly or have any direct or indirect equity interest in any Person. The Seller is the owner of record and beneficially of 100% of the issued and outstanding shares of the Company Fully.  The Operating Agreement Exhibit G hereto has been duly authorized and entered into and is enforceable by its terms.  Prior to the Closing, the Seller has contributed all of its assets (including, without limitation Arizona LNG and Applied LNG) but no liabilities (other than disclosed trade payables), tax liabilities or contingent tax liabilities to New Earth LNG, Inc.

2.4           Financial Statements, Books and Records.

(a)           The audited consolidated financial statements (balance sheet, income statement, notes) of the Corporations as of December 31, 2007 and for the fiscal year then ended (the “Annual Financial Statements”) are contained in the Seller’s annual report on Form 10-KSB, filed on April 14, 2008, and (b) the unaudited financial statements of the Corporations as of March 31, 2008 and for the three months then ended are contained in the Seller’s quarterly report on Form 10-Q, filed on April 30, 2008 (the “Interim 2008 Financial Statements” and together with the Annual Financial Statements, the "Financial Statements").  The Financial Statements fairly represent the financial position of the Corporations as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein and except that the Interim 2008 Financial Statements may not include all footnotes normally included under such generally accepted accounting principles.  The books of account and other financial records of the Corporations are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Annual Financial Statements and the Interim 2008 Financial Statements are capable of being audited and have been duly audited as part of the Sellers annual audit in accordance with generally accepted accounting principles and Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended.

2.5           Access to Records.  The corporate financial records, minute books and other documents and records of the Corporations have been made available to PNG prior to the Closing hereof.

2.6           No Material Adverse Changes.  Except as otherwise described on Schedule 2.6 hereto, since March 31, 2008 there has not been:

(a)
any material adverse change in the financial position of any of the Corporations except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of any of the Corporations;

(b)	any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of any of the Corporations whether or not covered by insurance;

(c)
any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of capital stock of any of the Corporations or any other liability relating to an outstanding obligation of the Seller or Company to pay any redemption amount or other liability of Seller;

(d)	any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by any of the Corporations of any properties or assets, other than as set forth in Section 2.13 below; or

(e)	adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement y any of the Corporations.

2.7           Taxes.  The Seller and Corporations, as of December 31, 2007, have filed and paid all material tax, governmental, property, use and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of December 31, 2007, and there are no deficiency notices outstanding.  EBOF Sellers agree to indemnify PNG for all costs, penalties, fees, taxes not paid through closing, without regard to any limits provided in Section 7 below.

2.8           Compliance with Laws.  Except as set forth on Schedule 2.8, the Corporations have complied with all federal, state, county and local laws, environmental laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the businesses of any of the Corporations.

2.9           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)   violate any provision of the Certificate of Incorporation or By-Laws of the Seller, the Company or any similar charter, organization documents or operating or similar agreement of any of the Subsidiaries;

(b)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which the Seller or any of the Corporations are a party or by or to which it or any of its assets or properties may be bound or subject;

(c)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller or any of the Corporations or upon the properties or business of the Seller or any of the Corporations; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Seller or any of the Corporations.

2.10           Actions and Proceedings.  No Corporation is a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to each Corporation’s best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against any of the Corporations except as set forth on Schedule 2.10 attached hereto and made a part hereof.  Schedule 2.10 contains an update of all settlement negotiations and proposals relating to any litigation, action, claim or dispute of any of the Corporations, whether or not disclosed in the Company’s SEC Reports. EBOF Sellers acknowledge that the Settlement Agreement is in full force and effect and that it understands that the EBOF Note Shares, if acquired upon conversion of the Note, are subject to a limitation on re-sale such that no EBOF Note Shares as provided in the Settlement Agreement and related court order.

2.11           Agreements.  Schedule 2.11 sets forth any material contract or arrangement to which any of the Corporations are a party or by or to which any Corporation or any Corporation’s assets, properties or business are bound or subject, whether written or oral.

2.12           Brokers or Finders.  No broker's, consultant’s or finder's fee will be payable in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Seller, the Corporations, or any other person.

2.13           Real Estate.  Except as set forth on Schedule 2.13, the Corporations do not own no real property and are not a party to any leasehold agreement.

2.14           Tangible Assets.  Except as set forth on Schedule 2.14 hereto, each of the Corporations have full title and interest in all personal property, machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by the Corporations, any related capitalized items or other tangible property material to the business of the Corporations (the "Tangible Assets").  Each Corporation holds all rights, title and interest in all the Tangible Assets owned by it, including, without limitation, all the personal property and assets reflected on the balance sheet contained in the Interim 2008 Financial Statements or acquired by it after the date on the Interim 2008 Financial Statements free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances, other than Permitted Liens.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of the Corporations and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.14 hereto. The assets and properties of the Corporations are sufficient for the continued conduct of the business of the Corporations after the Closing in substantially the same manner as currently conducted by the Corporations.

2.15           Liabilities.  The Corporations did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit or obligation to make any payment for the redemption or cancelation of any securities (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statements except for a specific Liabilities set forth in the Interim 2008 Financial Statements or on Schedule 2.15 attached hereto and made a part hereof.  As of the date of Closing, the Corporations will not have any Liabilities, other than Permitted Liabilities and Permitted Liens except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.15.  There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.  Nonetheless, intercreditor obligations to the Company shall be assumed and not be deemed waive or discharged.

2.16           Operations of the Corporations.  Except as set forth on Schedule 2.16 hereto, from December 31, 2007 through the Closing Date, each of the Corporations have not and will not have:

(a)           incurred any indebtedness or borrowed money;

(b)           declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock that would otherwise result in any kind of charge or reduction of capital of any of the Corporations or otherwise, designated, authorized or issued or agreed to issue any securities or preferred securities or derivative securities (other than amounts in dispute,  that may be owed by Earth Leasing to certain subscribers for its preferred stock as dividends);

(c)           made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(d)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(e)           disposed of any assets of the Corporations except sales of inventory in the ordinary course of business, except as described in Schedule 2.16;

(f)           materially increased the annual level of compensation of any executive employee of the Corporations;

(g)           increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Corporations;

(h)           issued any equity securities or rights to acquire such equity securities; or

(i)           except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

2.17           Periodic Reports.  EBOF is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Exchange Act.  All such reports and statements filed by the Seller with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

2.18           Full Disclosure.  No representation or warranty by the Company or the EBOF Sellers in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by the Company or the EBOF Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of  the Company and its Subsidiaries.

2.19           Environmental Matters.

(a)           Except as set forth on Schedule 2.19(a), each Corporation is and has been in material compliance with all applicable Environmental Laws and Environmental Permits, and no material capital expenditures are required or reasonably anticipated to maintain compliance with Environmental Laws or Environmental Permits.

(b)           Each Corporation has obtained, currently maintains and except as set forth on Schedule 2.19(b), is in material compliance with all Permits that are required pursuant to any applicable Environmental Law for the occupation of its facilities and the operation of its business (“Environmental Permits”) and the proposed transaction does not require the consent or pre-approval of any Governmental Body with regard to such Environmental Permits.  All such Environmental Permits are set forth on Schedule 2.19(b).

(c)           Except as set forth on Schedule 2.19(c), none of the Corporations has received any written or oral notice or report or other information with regard to any actual or alleged violation of any Environmental Law by any Corporation, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any Corporation or their respective current or former facilities arising under any applicable Environmental Law, and to the knowledge of the Corporations,  no notice or report is threatened with regard to any actual or alleged violation of any Environmental Law by any Corporation, or any Liabilities or potential Liabilities.

(d)           Except as set forth on Schedule 2.19(d), none of the Corporations has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, in a manner that has given or would reasonably be expected to give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any applicable Environmental Law, and each Corporation has, at all times, handled, stored and transferred Hazardous Substances in material compliance with all Applicable Laws.

(e)           Except as set forth on Schedule 2.19(e), none of the Corporations has caused any releases of any Hazardous Substances at, from, in, to, on, or under any property or facility, except in compliance with applicable Environmental Laws or Environmental Permits, and no contamination in, on, about, or migrating to or from any of the properties owned by any Corporation or properties formerly leased or owned by any Corporation by such Hazardous Substances exists that might give rise to any valid claim against any Corporation.

(f)           Except as set forth on Schedule 2.19(f), there are no current or historic facts, circumstances or conditions arising out of or relating to the operations of the Corporations or real property currently or formerly owned or leased by any Corporation that could result in any Corporation incurring Liability under any Environmental Laws.

(g)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses or reports prepared by, on behalf of, or which are in the possession of any Corporation, or any material documentation or correspondence related to any liabilities under Environmental Laws, which have not been delivered to PNG prior to the Closing.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PNG

PNG hereby represents and warrants to the Seller, as follows:

3.1           Organization and Good Standing.  PNG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  PNG has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2           PNG Capitalization.  As of the date of this Agreement, PNG is authorized to issue 50,000,000 shares of PNG Common Stock, $.001 par value per share. An aggregate of 418,309 shares of PNG Common Stock are issued and outstanding, in addition to (a) an aggregate of 756,325 shares issuable upon conversion of the Black Forest Fund Note and (b) an aggregate of 1,900,000 shares issuable upon conversion of the EBOF Note (in each case, plus additional shares issuable upon conversion of interest or as maybe adjusted from time to time as provided therein).  No other shares of PNG Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants.

3.3           PNG Balance Sheet; Assets and Liabilities.

(a)           The Form 10KSB/A of PNG for the fiscal year ended December 31, 2007 includes the audited balance sheet, statement of operations and statement of cash flows of PNG as at December 31, 2007 and for the fiscal year then ended (the “PNG 2007 Audited Financial Statements”).  The Form 10QSB/A of PNG for the quarter ended March 31, 2008, includes the unaudited balance sheet, statement of operations and statement of cash flows of PNG as at March 31, 2008 and for the three months then ended (the “PNG 2008 Financial Statements”).  Except as set forth on the PNG Balance Sheet as at March 31, 2008 or otherwise disclosed on Schedule 3.4 or Section 5.6 herein as at March 31, 2008 and for all periods subsequent thereto, PNG has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of PNG are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           PNG has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as disclosed in the foregoing financial statements and other reports on Form 8-K filed to date.

3.4           No Material Adverse Changes.                                                                Since March 31, 2008 and other than as relates to the Settlement Agreement, the EBOF Note, the Black Forest Note or as otherwise contemplated with this Agreement:

(a)           except for indebtedness of under $15,000 that will be outstanding as at the Closing Date or as otherwise required in connection with the Credit Agreement Closing, the Black Forest Note and EBOF Note as specifically provided for herein in order to facilitate the Closing conditions, and legal/accounting costs, there has not been any liabilities or other indebtedness incurred by PNG;

(b)           there has not been any material adverse changes in the financial position of PNG except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of PNG, and will be consistent with the representations made by PNG hereunder.

(c)           there has not been any material damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of PNG whether or not covered by insurance;

(d)           there has not been any sale of material asset (other than in the ordinary course of business) or any mortgage pledge by PNG of any properties or assets; or

(e)           there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(f)           there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(g)           there has not been any increase in the annual level of compensation of any executive employee of PNG;

(h)           except in the ordinary course of business, PNG has not entered into or modified any contract, agreement or transaction; and

(i)           PNG has not issued any equity securities or rights to acquire equity securities.

3.5           Taxes.  PNG has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.6           Compliance with Laws.  PNG has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of PNG or the trading market for the PNG Shares, and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.7           Actions and Proceedings.  PNG is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against PNG, other than as relates to the Settlement Agreement.

3.8           Periodic Reports.  PNG is current in the filing of all quarterly or annual financial or reports with the SEC, and has been a reporting company under the Exchange Act.  All such SEC Reports and statements filed by PNG with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

3.9           Disclosure.  PNG has (and at the Closing it will have) disclosed in writing to the Seller all events, conditions and facts materially affecting the business, financial conditions or results of operation of PNG all of which have been set forth herein.  PNG has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.10           Access to Records.  The corporate financial records, minute books, and other documents and records of PNG have been made available to the Seller and Company prior to the Closing hereof.

3.11           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not presuming compliance with the Settlement Agreement:

(a)           violate any provision of the Articles of Incorporation or By-Laws of PNG;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which PNG is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PNG or upon the securities, properties or business to PNG; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.12           Brokers or Finders.  No broker's or finder's fee will be payable by PNG in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of PNG.

3.13           Authority to Execute and Perform Agreements.  PNG has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of PNG enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by PNG of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to PNG, or any instrument, contract or other agreement to which PNG is a party or by or to which PNG is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of PNG.

3.14           Full Disclosure.  No representation or warranty by PNG in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by PNG pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of PNG. Notwithstanding the foregoing, PNG makes no representation with respect to the value of Exchange Shares or the Prospects of PNG’s business.

SECTION 4.  CONDITIONS PRECEDENT TO CLOSING

4.1           Conditions Precedent to the Obligations of the Seller.   All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by the Seller or, upon agreement of the parties,  be tendered as a post Closing delivery at such times agreed to by the parties:

(a)           The representations and warranties by or on behalf of PNG contained in this Agreement or in any certificate or document delivered by PNG pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           PNG shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of PNG to Seller set forth in Section 5.6 of this Agreement.

(c)           On the Closing Date, an executive officer of PNG shall have delivered to the Seller a certificate, duly executed by such Person and certifying that to the best of such Person’s knowledge and belief, the representations and warranties of PNG set forth in this Agreement are true and correct.

(d)           On or before the Closing, the Board of Directors of PNG shall have approved, in accordance with Nevada Revised Statutes, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable PNG to comply with the terms of the Agreement.

(e)           At the Closing, all instruments and documents delivered to the Seller pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for the Seller.

(f)           The Exchange Shares will be duly authorized, validly issued, fully paid and non-assessable under the Nevada General Corporation Law and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth herein.

(g)           PNG shall have issued to the Seller the PNG Common Stock comprising the Exchange Shares, provided that any or all of such shares may be held back in escrow for the Seller pending satisfaction of any post closing delivery requirements.

(h)           PNG shall have delivered to the Seller all other documents, certificates, instruments or writings reasonably requested by the Seller in connection herewith.

4.2           Conditions Precedent to the Obligations of PNG.  All obligations of PNG under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by PNG) upon agreement of the PNG,  be tendered as a post Closing delivery at such times as set forth by PNG:

(a)           The representations and warranties by the Company, Applied LNG and the EBOF Sellers contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b)           Seller shall have delivered an irrevocable stock power in respect of the Company Shares and, an amendment to the Operating Agreement, each duly executed so as to make PNG the sole member of the Company (provided that such Company Shares may remain subject to a pledge in favor of the Collateral Agent) and the Company and the EBOF Sellers shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement and the Settlement Agreement, to be performed or complied or executed and delivered by them prior to or at the Closing; provided, however, that, the parties agree hereby to make any modification to the internal structure of EBOF Sellers and the Corporations as necessary as determined by PNG in order to create a favorable tax structure for the Exchange Share issuances.

(c)           Executive officers of the EBOF Sellers shall have delivered to PNG a certificate, duly executed by such Persons and certifying, that to the best of such Person’s knowledge and belief, and after due inquiry, the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects and do not omit to state any material facts or information as of the Closing Date.

(d)           The EBOF Sellers shall have delivered to PNG copies of the resolutions or a written action of the Board of Directors of the EBOF Sellers authorizing the execution and delivery by them and the Company (and each Subsidiary that is a Party) of this Agreement, Settlement Agreement, Voting Proxy, and each of the other transaction documents to which the EBOF Sellers are a party, and the consummation of the transactions contemplated hereby and thereby, certified by an authorized officer of the EBOF Sellers.

(e)           The EBOF Sellers and each of the Corporations shall have delivered a Certificate of Good Standing and existence and not be in arrears or in danger of default or dissolution under any state authorization statute where organized.

(f)           The Company shall have delivered to PNG copies of the resolutions or a written action of the Board of Directors of the Company authorizing the execution and delivery by the Company of this Agreement, and each of the other transaction documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, certified by an authorized officer of the Company.

(g)           The Collateral Agent and Secured Creditors shall have executed, delivered and entered into the (i) Collateral Agreement with PNG the Company and Subsidiaries, (ii) the Pledge Agreement with PNG, substantially in the form as annexed hereto and in such form as reasonably acceptable to PNG, which agreements may, by their terms, be effective at or immediately after Closing, (iii) the Intercreditor Agreement with Greenfield and (iv) the Subordination Agreement with Black Forest Fund.

(h)           The Collateral Agent (or its assigns) shall have entered into the Master Rights Agreement, substantially in the form as annexed hereto, with make whole provision, in such form as is acceptable to PNG, with respect to the Fourth Third Shares and the Fourth Third Shares shall have been, or at Closing be, issued to Collateral Agent (or its designees).

(i)           Black Forest Fund shall have entered into (A) a Security Agreement with PNG and each of the Corporations, (B) the Guaranty with the Corporations and (C) the Subordination Agreement with Collateral Agent described in (g) above, with respect to the indebtedness owed to them under the Black Forest Note, and shall have consented to the Share Exchange and transactions relating hereto.

(j)            The Kelley Group shall have consented to the transactions relating to this Agreement and entered into the Kelley Release (upon which the issuance of Kelley Shares may be conditioned at the discretion of PNG), in such form as acceptable to PNG.

(k)          The Irradia Option shall have been executed and delivered to PNG.

(l)           The Voting Proxy by Seller in favor of one of the Subordinated Creditors, with respect to the voting rights and related rights of the Exchange Shares shall have been duly executed and delivered by the parties thereto.

(m)           PNG shall issue 280,000 BCGU Shares to BCGU in exchange for a full release of all claims and discharge of indebtedness owed to them, in such form as agreed to by PNG.

(n)           The Seller shall have delivered to PNG (or Collateral Agent at the request of PNG) the certificates representing the Company Shares duly endorsed (or with executed stock powers) in the name of PNG, so as to make PNG the sole owner thereof and delivered certificates representing shares or membership interests to PNG (or to Collateral Agent pursuant to the Pledge Agreement) evidencing 100% fully diluted ownership by the Company of such Subsidiaries (with the exception of Series A Preferred Stock of Earth Leasing).

(o)           The Seller and Company shall have delivered to PNG certified copies of the Company’s and each Subsidiary’s organizational documents, operating agreements and by-laws (and any shareholder agreements or similar agreements) certified as of the Closing Date by the Secretary of the Seller and Company and each respective subsidiary, in such form as reasonably acceptable by PNG.

(p)           The EBOF Sellers shall have delivered to PNG all minute books, share transfer books, share certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of the Company and each Subsidiary.

(q)           Dennis McLaughlin III shall have delivered a general release and waiver of indemnification or cross/counter claims with respect to all matters, claims or suits, in favor of PNG, the Company, Sellers, Secured Creditors, BCGU, Black Forest Fund and each of their Affiliates, agents and representatives.

(r)           The EBOF Sellers shall have delivered to PNG all other Consents set forth on Schedule 2.2 of this Agreement, and all other creditors or other persons who may have claims against Seller or the Companies or any related parties hereto, or whose consent may be required in order for Seller or the Corporations to enter into this Agreement, shall have delivered consents and or releases in form reasonably satisfactory to PNG.

(s)           The Seller and the Company shall have delivered to PNG all other documents, certificates, instruments or writings reasonably requested by PNG in connection herewith, and evidence reasonably satisfactory to PNG that there are no contingent tax liabilities that would arise with respect to the transactions contemplated hereby, to any of the Company or Subsidiaries or PNG.

SECTION 5.  COVENANTS

5.1           Corporate Examinations and Investigations.  Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2           Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.  In the event that any one or more closing conditions are not fulfilled or waived, PNG shall have the right to require said closing and to withhold issuance of Exchange Shares or other closing deliveries to be made by it under Section 4.1 above or this Section 5 until satisfied.

5.3           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Parties agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

5.4           Investment Letters.  The EBOF Sellers receiving the Exchange Shares shall have delivered to PNG an "Investment Letter" agreeing that the shares are being acquired for investment purposes only and not with the view to public resale or distribution.

5.6           Pro-Forma Capitalization.

(a)           As a result of the consummation of the transactions contemplated by this Exchange Agreement, immediately following the Closing Date the approximate maximum aggregate number of shares of issued and outstanding PNG Fully-Diluted Common Stock shall be owned or held by the following stockholder groups:

                      No. of Fully-Diluted
Stockholder Group                                                                                      PNG Common Shares                                                      Percentage

Seller (Earth Biofuels, Inc.)                                                                                8,900,000*                                              70.05%
Kelley Group                                                                                        1,250,000**                                                9.84%
Collateral Agent, Fourth Third, LLC (Medley)                                               1,100,000                                         8.66%
Black Forest Fund                                                                                       756,325***                                                 5.95%
BCGU, LLC                                                                                           280,000                                                    2.20%
Other PNG stockholders, including the public                                               418,309                                            3.29%
Total:                                                                                              12,704,634                                            100%

* Includes 7,000,000 Exchange Shares as well as 1,900,000 shares of PNG Common Stock held in escrow and issuable upon due conversion of the EBOF Note (subject to adjustment as provided therein), intended to repay certain indebtedness of Seller.
** Includes 1,000,000 Kelley Shares, the issuance of which is conditioned on receipt of the Kelley Release in such form as approved by PNG and its management, and 250,000 shares issued as consideration for the issuance to PNG of the Irradia Option, as annexed as Exhibit F.
*** includes 756,325 shares of PNG Common Stock issuable upon conversion of the Black Forest Note.

(b)           At the Closing, the Exchange Shares to be issued and delivered to the Seller hereunder will, when so issued and delivered, constitute valid and legally issued shares of PNG Common Stock, fully paid and non-assessable.

5.8           Boards of Directors.                  At the Closing Date of the Share Exchange, the initial Board of Directors of each of the Company and its Subsidiaries shall initially consist of a minimum of three (3) and a maximum of five (5) persons, all of whom shall be Persons designated by PNG.  In addition, as soon as practicable following the Closing Date, two (2) additional persons acceptable to PNG shall be added as independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which PNG trades, including a financial expert).

5.9           Required Audits and Form 8-K Registration Statement.                 By not later than the Closing Date, the Company and the Seller shall have caused to have been delivered to PNG a definitive final draft of a Form 8-K Current Report to include all appropriate financial statements and disclosures of the business, management, risk factors, capitalization and principal security holders of PNG and its the Company subsidiary (after giving effect to the Share Exchange), as shall be required under the Securities Exchange Act of 1934, as amended (the “Form 8-K Report”).  PNG shall cause the Form 8-K Report to be filed with the SEC not later than four (4) Business Days after the Closing Date.  In connection with the foregoing, PNG and the PNG Principal Stockholder shall assist and cooperate with the Company in complying with the covenants set forth in this Section 5.9.

5.10           Indemnification of Officers and Directors.  It is the intention of the Parties that PNG and the Company shall indemnify its officers and directors to the fullest extent permitted by Nevada and Delaware law, as applicable (provided that they shall not be required to indemnify previous officers in connection with liabilities stemming from activities prior to the Closing).  In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of either PNG or the Company if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of PNG and the Company, as the same are in effect immediately prior to the Closing Date of the Share Exchange. In such event, the indemnified/aggrieved party shall be entitled to select their own counsel.

5.11           Expenses.                      It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of the Company, and neither PNG nor the PNG Principal Stockholder shall be responsible for any such expenses or fees associated with such filings; provided, however, that PNG and the PNG Principal Stockholder shall fully cooperate and execute all required documents as indicated.

5.12           Directors and Officers Insurance.  PNG will exercise best efforts to obtain and secure Directors and Officers insurance covering errors and omissions insurance covering officers, directors and management of PNG, and the Corporations with coverage rates of no less than $2,000,000 which amount shall be increase from time to time as determined by the board.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of PNG, the Company or EBOF Sellers to investigate the affairs of the other party and its shareholders, each party (but no assignee, creditor or other third party) has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing (the “General Survival Period”); provided, however, that the representations and warranties :

(a) of the EBOF Sellers and the Company set forth in Sections 2.1 (Organization and Good Standing), 2.2 (Authority) 2.3 (Ownership of Company Securities) and 2.12 (Broker or Finders) shall survive the Closing indefinitely,

(b) of the EBOF Sellers and the Company set forth in Sections 2.7 (Taxes) and 2.19 (Environmental Matters) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and

(c) of PNG set forth in Sections 2.1 (Organization and Good Standing), 2.2 (Authority) and 3.14 (No Brokers’ Fees)

shall survive the Closing indefinitely; and, provided further, however, that the Seller shall comply with all requests of accountants or auditors from time to time as necessary in connection with due diligence or reviewing financial statements a business valuation or an audit.  This Agreement is entered into solely for the benefit of the parties hereby.  No person other than the parties hereto are intended as beneficiaries of any representation, warranty or covenant herewith and no such person or entity may reasonably rely thereon.

SECTION 7. INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION

7.1           Indemnification by the Seller.

(a)           From and after the Closing, the EBOF Sellers shall jointly and severally indemnify and hold harmless PNG, BCGU, LLC, Mark L. Baum, Esq., and the Corporations and each of their Affiliates, directors, officers, members, managers, shareholders and employees (agents, contractors, sub-contractors and their heirs, legal representatives, successors and assigns collectively, the “PNG Parties”) from and against any and all direct or indirect, losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (collectively, “Damages”) arising out of, resulting from or in any way related to:

(i)           a breach by the Company or the EBOF Sellers of their representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by the Company and the EBOF Sellers in this Agreement or in any other document or certificate delivered by the Company or the EBOF Sellers at the Closing pursuant hereto.

(b)           Notwithstanding the foregoing, the joint and several indemnification obligations of the EBOF Sellers under Section 7.1(a)(i) above shall (i) only arise if a claim for Damages shall be made in writing by one or more PNG Parties to the Seller prior to the expiration of the General Survival Period: provided, however,  in the case of Damages related to a breach of representations and warranties for which, pursuant to Section 6, the survival period for such representation and warranty is longer than the General Survival Period, a claim for Damages may be made at any time prior to the expiration of the applicable representation and warranty, and (ii) only be applicable to Damages incurred by PNG Parties in excess of $100,000 (the “Indemnity Floor”).  Notwithstanding anything to the contrary set forth in this Agreement, any Damages with respect to an indemnification claim by a PNG Party for Damages arising from any breach (or alleged breach) of any representation and warranty described in Section 6(a) or (b) of this Agreement shall not be subject to the Indemnity Floor.  There shall be no time limitation with respect to the matters contemplated by Section 7.1(a)(ii) above, and such indemnity obligations shall survive indefinitely.  Any payment made to any PNG Parties by the Seller pursuant to the indemnification obligations under this Section 7.1 shall constitute a reduction in value of the Share Exchange paid pursuant to this Agreement.  Notwithstanding anything to the contrary herein, Seller and its affiliates may not seek and hereby forever waive any rights relating to indemnification or contribution from, or the right to assert cross claims against, any of the Corporations or any other PNG Party, for any action or claim or other Damages relating to the Company or Subsidiaries or the related businesses initiated by the Kelley Group, and Releasing Creditors (or its affiliates) or any other third parties, in each case whether such right to indemnification, cross claim or counterclaim or affirmative defense arises under contract law, common law, the rules of equity, state law, federal law, corporate law, or the organizational documents or operating agreement of any of the Company or Subsidiaries, all of which are hereby waived and foregone. Nothing herein shall be deemed a limitation on, or discharge of, the responsibilities or liabilities of EBOF Sellers or other subsidiaries of EBOF Sellers with respect to intercompany trade payables owed to the Company or any other PNG Party, whether before or after the Closing Date.

(c)           In the event that any claim for Damages shall be asserted against any of PNG Parties for which the EBOF Sellers are liable to indemnify against pursuant to this Section 7.1, the EBOF Sellers shall have the sole right to conduct, at their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Business or any other activities of any of PNG Parties, or otherwise require any of PNG Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by the Seller without the prior written consent of the affected PNG Party or Parties.

7.2           Indemnification by PNG.

(a)           From and after the Closing, PNG shall indemnify and hold harmless the Seller, BCGU Mark L. Baum, Esq., and their Affiliates from and against any and all direct Damages arising out of, resulting from or in any way related to:

(i)           a material breach by PNG of its representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by PNG in this Agreement or in any other document or certificate delivered by PNG at the Closing pursuant hereto.

(b)           In the event that any claim for Damages shall be asserted against the Seller or its Affiliates for which PNG is liable to indemnify against pursuant to this Section 7.2, PNG shall have the sole right to conduct, at its expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on any of the Seller or their Affiliates, or otherwise require any of such Persons or their Affiliates to pay any ongoing royalties or other payments to any other Person, no such settlement may be effected by PNG without the prior written consent of the board of directors of the Seller.

(c)           Notwithstanding the foregoing, the indemnification obligations of PNG under Section 7.2(a)(i) above shall only arise if a claim for Damages shall be made in writing by the Seller to PNG prior to the expiration of the General Survival Period; provided, however,  in the case of Damages related to a breach of representations and warranties for which, pursuant to Section 6, the survival period for such representation and warranty is longer than the General Survival Period, a claim for Damages may be made at any time prior to the expiration of the applicable representation and warranty. Notwithstanding anything to the contrary herein, under no circumstances shall PNG, the Company or any Subsidiary be required to indemnify set off or defend, Seller or any of its executives (past present or future) for any action relating to the Company or Subsidiaries initiated by third parties or creditors, in each case whether such right to indemnification, cross claim or counterclaim or affirmative defense arises under the Exchange Shares, the EBOF Note, contract law, common law, state law, federal law, corporate law, or the organizational documents or operating agreement of any of the Company or Subsidiaries.

7.3           Resolution of Disputes.                                                      Except as otherwise provided in this Agreement, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in

connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

SECTION 8.  MISCELLANEOUS

8.1           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

8.3           Assignment.  This Agreement is not assignable except by operation of law.

8.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To: PNG:
PNG Ventures, Inc.
2038 Corte del Nogal, # 110
Carlsbad, California 92011
Attention: Kevin Markey
Tel. (760) 804-8844
KMarkey@apolloresources.com

with a copy, for information to counsel for BCGU:
Hodgson Russ, LLP
1540 Broadway, 24th Floor
New York, NY 10036
Attention: Ronniel Levy, Esq.
(212) 751-4300
email:  rlevy@hodgsonruss.com

To: the Company AND/OR the Seller:

3001 Knox St., Suite 403
Dallas, Texas 75205
Attention: Kevin Markey
Tel. (866) 765-4940
Fax. (214) 520-0507
KMarkey@apolloresources.com
with a copy to:
Sichenzia Ross Friedman Ference
Counsel to Earth Biofuels, Inc., Earth LNG, Inc. and Applied LNG
61 Broadway, 32nd Floor
New York, NY 10006
Attention: Gregory Sichenzia, Partner
Tel. (212) 930-9700
Fax. (212) 930-9725
email: gsichenzia@srff.com

Any notice or statement given under this Agreement shall be deemed to have been given if delivered by national courier service with signature confirmation of receipt, fax with electronic delivery confirmation or express, priority or registered mail with delivery confirmation, addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor, or if such delivery is refused by a party.

8.5           Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6           [Omitted]

8.7           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11           Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

8.12           Facsimile Signatures.               The Parties hereby mutually agree that this Agreement may be executed by facsimile signatures of any one or more Parties, each of which shall have the same legal and binding force and effect as ribbon original signatures.

8.13           Press Releases.  The PNG shall approve any press release distributed by Seller in connection with this Agreement prior to its release.  Notwithstanding the foregoing, no advanced review or oversight of any current Report on Form 8-K to be filed as a result of this Share Exchange requires consent by any other party.

[the balance of this page intentionally left blank – signature pages follow]

[Counterpart Signature page to Share Exchange Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

PNG:
PNG VENTURES, INC.
(a Nevada corporation)

By: /s/ Kevin Markey
Name: Kevin Markey
Title:   Chief Executive Officer

EBOF SELLERS:
EARTH BIOFUELS, INC.
(a Delaware corporation)

By: /s/ Dennis G. McLaughlin, III
Name: Dennis G. McLaughlin, III
    Title:   Chief Executive Officer

                                EARTH LNG, INC.
(a Texas corporation)

By: /s/ Dennis G. McLaughlin, III
Name: Dennis G. McLaughlin III
Title:   Chief Executive Officer

COMPANY:
NEW EARTH LNG, LLC
(a Delaware limited liability company)
By Earth LNG, Inc., as sole member

By: /s/ Dennis G. McLaughlin, III
Name: Dennis G. McLaughlin, III
Title:   Chief Executive Officer

SUBSIDIARY:
                                                                         APPLIED LNG TECHNOLOGIES USA, LLC.
 (a Delaware limited liability company)
By New Earth LNG, LLC
By Earth LNG, Inc., as sole member

By : /s/ Dennis G. McLaughlin, III
Name: Dennis G. McLaughlin III
Title:   Chief Executive Officer

SCHEDULES
Seller/Company

2.1	Organizational Matters

2.2	Required Consents

2.3	Capitalization; Ownership Rights

2.6	Material Adverse Changes

2.8	Compliance with Laws

2.10	Actions and Proceedings

2.11	Material Agreements

2.13	List of Real Estate Owned and List of Leases

2.14	List of exceptions to the Tangible Assets on balance sheets.

2.15	List of undisclosed Liabilities of each Corporation

2.16	List of Assets Disposed of Other Than In Ordinary Course of Business

2.19(a)-(f)	Environmental Disclosures

PNG SCHEDULES

3.4	Assets, Liabilities and Operations

EXHIBITS

Exhibit A -	Form of Pledge Agreement between PNG and Fourth Third, L.L.C. as Collateral Agent with respect to Pledge of Company Shares

Exhibit B -	Form of Subordination Agreement between Fourth Third, L.L.C. as Collateral Agent and Black Forest Fund with respect to Black Forest Note

Exhibit C -	Form of Voting Proxy by Seller in favor of the agent for the Subordinated Creditors of Seller and certain others

Exhibit D -	Form of Release, Consent and Acknowledgement of Subordinated Creditors in favor of PNG and Company

Exhibit E -	Form of Master Rights Agreement with respect to shares of PNG Common Stock issued to Fourth Third, L.L.C.

Exhibit F -	Form of Irradia Option

Exhibit G -	Operating Agreement of New Earth LNG, LLC, a Delaware limited liability company.